FOR IMMEDIATE RELEASE

Contact:
Stacey Jurchison
PharmAthene, Inc.
Phone: 410-269-2610
Stacey.Jurchison@PharmAthene.com

PHARMATHENE REPORTS YEAR-END 2009 FINANCIAL AND OPERATIONAL RESULTS AND PROVIDES UPDATE ON ONGOING LITIGATION WITH SIGA TECHNOLOGIES

ANNAPOLIS, MD – March 23, 2010 – PharmAthene, Inc. (NYSE Amex: PIP), a biodefense company developing medical countermeasures against biological and chemical threats, today reported financial and operational results for the year ended December 31, 2009.

For the year ended December 31, 2009 PharmAthene recognized revenues of $27.5 million compared to $32.9 million for the year ended December 31, 2008. Revenues for both periods consisted primarily of contract funding from the U.S. government for the development of Protexia®, SparVax™ and Valortim®. The decrease in revenue in 2009 is primarily attributable to the shift of the Protexia® program from broad pre-clinical development efforts, including manufacturing, in 2008 to a focus on clinical evaluation in 2009, as well as the completion, during the third quarter of 2009, of all work and related funding under the initial phase of the Company’s contract with the Department of Defense for Protexia®.

Research and development expenses for the years ended December 31, 2009 and 2008 were $30.2 million and $31.8 million, respectively. Research and development expenses for 2009 consisted primarily of research and development activities related to the Company’s Valortim® and Protexia® development programs as well as to the SparVax™, RypVax™ and third generation anthrax vaccine programs. The $1.6 million decrease in research and development expenses was primarily due to a reduction in preclinical development costs for the Protexia® program as the Company progressed in its clinical evaluation phase, and a reduction in development costs for its plague vaccine program, partially offset by increased preclinical development costs associated with the Company’s anthrax-related therapeutics and vaccines programs.

General and administrative expenses were $22.4 million and $19.4 million for the years ended December 31, 2009 and 2008, respectively. The increase in general and administrative expenses was primarily due to costs associated with transitioning the Company’s development and manufacturing activities for the SparVax™ and third generation anthrax vaccine programs, along with other general and administrative functions from the UK to the United States, and with preparing and submitting various bids and proposals, along with increased non-cash, stock-based compensation costs during 2009.

PharmAthene Reports Year End 2009 Financial Results

For the year ended December 31, 2009, PharmAthene's net loss was $32.3 million, or $1.17 per share, compared to $36.4 million, or $1.59 per share, in the same period of 2008.

As of December 31, 2009, the Company had cash and cash equivalents, short-term investments, and US government account receivables and unbilled receivables totaling approximately $22.8 million.  We expect that these liquid assets are adequate to fund the Company’s current operations through the end of 2010.

In February 2010, the Company and the Department of Health and Human Services (HHS), through the Biomedical Advanced Research and Development Authority (BARDA) entered into a modification of the parties’ existing research and development contract providing for up to a total of $78.4 million in additional funding, provided that certain milestones are achieved and that all contract options and extensions are exercised by the government, to support the continued advanced development of SparVax™.  A competitor of the Company filed a protest claiming that the modification should have been subject to competitive bidding.  In response, on March 19, 2010 HHS suspended performance under the contract modification, pending a ruling on the protest, which is expected by June 11, 2010.

Also in February 2010 PharmAthene submitted a White Paper seeking further development funding for SparVax™, in response to a Broad Agency Announcement (Solicitation Number: BAA-BARDA-09-34).

“PharmAthene ended the year with a solid biodefense portfolio having made progress in all areas of our business,” said David P. Wright, President and Chief Executive Officer. “The additional development funding for our SparVax™ anthrax vaccine program announced in February could allow us to offer a promising improved alternative to existing anthrax vaccine options. Phase I clinical trial results for Protexia® provided important confirmation of its safety and lack of immunogenicity in humans.  These results, along with accumulating data in animal models, which have shown that Protexia® is capable of preventing toxicity from exposure to chemical nerve agents, suggest an important role for Protexia® in preventing or possibly treating the toxic effects of nerve agents. Finally, recent non-clinical data from our Valortim® program demonstrate a novel ability to potentially augment the immune system’s response to anthrax bacteria, an exciting finding, which we continue to explore in greater depth.  We enter 2010 with significant momentum and the potential to achieve significant additional contract funding for our biodefense programs.”

Mr. Wright continued, “Regarding the Company’s ongoing litigation with SIGA Technologies, discovery in the case was completed in February.  On March 19th SIGA filed a motion for summary judgment.  PharmAthene’s reply brief and any cross motions for summary judgment are due in April, and we believe we have several persuasive counter-arguments. All other summary judgment related briefs are due from both parties in May.  We anticipate the court will hold a hearing on the motions in June or July.  Thereafter, once the court rules on the motions for summary judgment, and assuming no open issues remain in the case, the parties can then ask the court to set a trial date.  We continue to believe that our case has merit and intend to pursue it vigorously.”

PharmAthene Reports Year End 2009 Financial Results

Conference Call and Webcast Information

PharmAthene management will host a conference call to discuss the Company’s year-end financial results.  The call is scheduled to begin at 4:30 p.m. Eastern Time on Tuesday, March 23, 2010, and is expected to last approximately 45 minutes.

The dial-in number within the United States is 800-659-1942.  The dial-in number for international callers is 617-614-2710.  The participant passcode is 35720559.

A replay of the conference call will be available for 30 days, beginning at approximately 7:30 p.m. Eastern Time on Tuesday, March 23, 2010.  The dial-in number from within the United States is 888-286-8010.   For international callers, the dial-in number is 617-801-6888.  The participant passcode is 63696931.

The conference call will also be webcast and can be accessed from the company’s website at www.pharmathene.com.  A link to the webcast may be found under the Investor Relations section of the website.

About PharmAthene, Inc.

PharmAthene was formed to meet the critical needs of the United States and its allies by developing and commercializing medical countermeasures against biological and chemical weapons. PharmAthene's lead product development programs include:

•	SparVax™ - a second generation recombinant protective antigen (rPA) anthrax vaccine
•	Third generation rPA anthrax vaccine
•	Valortim® - a fully human monoclonal antibody for the prevention and treatment of anthrax infection
•	Protexia® - a novel bioscavenger for the prevention and treatment of morbidity and mortality associated with exposure to chemical nerve agents

For more information about PharmAthene, please visit www.PharmAthene.com.

PharmAthene Reports Year End 2009 Financial Results

Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words "potential"; "believe"; "anticipate"; "intend"; "plan"; "expect"; "estimate"; "could"; "may"; "should"; “will”; “project”; “potential”; or similar statements are forward-looking statements. PharmAthene disclaims any intent or obligation to update these forward-looking statements other than as required by law.  Risks and uncertainties include risk associated with the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of the Company's product candidates, unexpected funding delays and/or reductions or elimination of U.S. government funding for one or more of the Company's development programs, the award of government contracts to our competitors, unforeseen safety issues, challenges related to the development, scale-up, technology transfer, and/or process validation of manufacturing processes for our product candidates, unexpected determinations that these product candidates prove not to be effective and/or capable of being marketed as products, as well as risks detailed from time to time in PharmAthene's Forms 10-K and 10-Q under the caption "Risk Factors" and in its other reports filed with the U.S. Securities and Exchange Commission (the "SEC").  In particular, while the Company believes that the protest to the recent modification to the Company’s existing contract with BARDA for the research and development of SparVax™ is unlikely to be sustained, if the GAO were to rule in favor of the protestor, such a ruling could have a material adverse effect on the financial position and operations of the Company.

Copies of PharmAthene's public disclosure filings are available from its investor relations department and our website under the investor relations tab at www.PharmAthene.com.

-Tables Follow-

PharmAthene Reports Year End 2009 Financial Results

PHARMATHENE, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$2,673,567	$19,752,404
Restricted cash	-	12,000,000
Short-term investments	3,137,071	3,190,912
Accounts receivable	8,866,346	3,800,840
Other receivables (including unbilled receivables)	8,566,425	6,480,749
Prepaid expenses and other current assets	973,214	917,125
Total current assets	24,216,623	46,142,030
Long-term restricted cash	-	1,250,000
Property and equipment, net	6,262,388	5,313,219
Patents, net	928,577	925,489
Other long-term assets and deferred costs	308,973	257,623
Goodwill	2,348,453	2,502,909
Total assets	$34,065,014	$56,391,270
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,934,119	$3,870,871
Accrued expenses and other liabilities	11,532,101	14,624,757
Convertible notes	-	13,377,505
Current portion of long-term debt	-	4,000,000
Total current liabilities	13,466,220	35,873,133
Other long-term liabilities	452,618	626,581
Derivative instruments	835,299	-
Convertible notes and other debt, net of discount of $2,705,440 in 2009	17,426,513	928,117
Total liabilities	32,180,650	37,427,831
Stockholders' equity:
Common stock, $0.0001 par value; 100,000,000 shares
authorized; 28,130,284 and 25,890,143 shares issued and
outstanding at December 31, 2009 and 2008	2,813	2,589
Additional paid-in-capital	157,004,037	142,392,163
Accumulated other comprehensive income	1,188,156	386,351
Accumulated deficit	(156,310,642)	(123,817,664)
Total stockholders' equity	1,884,364	18,963,439
Total liabilities and stockholders' equity	$34,065,014	$56,391,270

PharmAthene Reports Year End 2009 Financial Results

PHARMATHENE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2009	2008

Contract revenue	$27,549,978	$32,821,526
Other revenue	-	89,802
	27,549,978	32,911,328
Operating expenses:
Research and development	30,219,758	31,812,431
General and administrative	22,432,585	19,397,532
Acquired in-process research and development	-	16,131,002
Depreciation and amortization	872,304	813,891

Total operating expenses	53,524,647	68,154,856

Loss from operations	(25,974,669)	(35,243,528)
Other income (expenses):
Interest income	269,133	1,225,471
Loss on early extinguishment of debt	(4,690,049)	-
Interest expense	(2,837,302)	(2,573,406)
Other income (expense)	(90,655)	58,106
Change in market value of derivative instruments	1,043,782	118,244
Total other income (expenses)	(6,305,091)	(1,171,585)

Net loss	$(32,279,760)	$(36,415,113)

Basic and diluted net loss per share	$(1.17)	$(1.59)

Weighted average shares used in calculation of basic and diluted
net loss per share	27,575,332	22,944,066